Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated April 22, 2014; Rule 433
Structured Investments	$ Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks due May 13, 2015
General
•
The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 17 Reference Stocks, subject to the Basket Adjustment Factor.  Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 1.01%, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 13, 2015*
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about April 23, 2014 and are expected to settle on or about April 28, 2014.
Key Terms
Basket:
The Basket consists of 17 common stocks, common shares, registered shares, Class A common stock, Class A ordinary shares and Class B common stock (each, a “Reference Stock” and collectively, the “Reference Stocks”).  The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Payment at Maturity:
Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:
$1,000 × (1 + Basket Return) × Basket Adjustment Factor
Because the Basket Adjustment Factor is 99.00%, you will lose some or all of your principal amount at maturity if the Basket Return is less than approximately 1.01%.  For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this term sheet.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	99.00%
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Ending Averaging Dates
Basket Closing Level:	On any Ending Averaging Date, the Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on any Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:
With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, as specified in “The Basket” on page TS-1 of this term sheet, divided by the applicable Stock Adjustment Factor

Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:
With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Original Issue Date (Settlement Date):	On or about April 28, 2014
Ending Averaging Dates*:	May 4, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015 (the “Final Ending Averaging Date”)
Maturity Date*:	May 13, 2015
CUSIP:	48127DFS2
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Return Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $7.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $986.00 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $976.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 22, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The Bloomberg ticker symbol and the issuers of the Reference Stocks, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
VIAB	Viacom Inc. (Class B common stock)	The NASDAQ Stock Market (“NASDAQ”)	1/17	$
AMCX	AMC Networks Inc. (Class A common stock)	NASDAQ	1/17	$
LGF	Lions Gate Entertainment Corp. (common shares)	New York Stock Exchange (“NYSE”)	1/17	$
SPLK	Splunk Inc.	NASDAQ	1/17	$
QLIK	Qlik Technologies Inc.	NASDAQ	1/17	$
TRLA	Trulia, Inc.	NYSE	1/17	$
RAX	Rackspace Hosting, Inc.	NYSE	1/17	$
BBBY	Bed Bath & Beyond Inc.	NASDAQ	1/17	$
MYL	Mylan Inc.	NASDAQ	1/17	$
PODD	Insulet Corporation	NASDAQ	1/17	$
BMRN	BioMarin Pharmaceutical Inc.	NASDAQ	1/17	$
FRC	First Republic Bank	NYSE	1/17	$
TEN	Tenneco Inc.	NYSE	1/17	$
WFT	Weatherford International Ltd. (registered shares)	NYSE	1/17	$
RDC	Rowan Companies plc (Class A ordinary shares)	NYSE	1/17	$
AWAY	HomeAway, Inc.	NASDAQ	1/17	$
ENDP	Endo Health Solutions Inc.	NASDAQ	1/17	$

* The Initial Stock Price of each Reference Stock will be provided in the pricing supplement and is subject to adjustments.

Supplemental Terms of the Notes

For the avoidance of doubt, “General Terms of Notes — Additional Reference Stock Provisions — C. Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” is not applicable to the notes.

JPMorgan Structured Investments —	TS-1
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.00% and the Starting Basket Level of 100.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
200.00	100.00%	98.00%
190.00	90.00%	88.10%
180.00	80.00%	78.20%
170.00	70.00%	68.30%
160.00	60.00%	58.40%
150.00	50.00%	48.50%
140.00	40.00%	38.60%
130.00	30.00%	28.70%
120.00	20.00%	18.80%
110.00	10.00%	8.90%
105.00	5.00%	3.95%
101.01	1.01%	0.00%
100.50	0.50%	-0.51%
100.00	0.00%	-1.00%
95.00	-5.00%	-5.95%
90.00	-10.00%	-10.90%
80.00	-20.00%	-20.80%
70.00	-30.00%	-30.70%
60.00	-40.00%	-40.60%
50.00	-50.00%	-50.50%
40.00	-60.00%	-60.40%
30.00	-70.00%	-70.30%
20.00	-80.00%	-80.20%
10.00	-90.00%	-90.10%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,039.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.00% = $1,039.50

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.50.  Although the Ending Basket Level of 100.50 is greater than the Starting Basket Level of 100 and the Basket Return is 0.50%, because of the adverse effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $994.95 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0.50%) × 99.00% = $994.95

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.  Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 and the Basket Return is -20%, the investor receives a payment at maturity of $792 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) × 99.00% = $792

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Selected Purchase Considerations

•
UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 17 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 17 Reference Stocks as set forth under “The Basket” on page TS-1 of this term sheet.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal.  The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor.  Because the Basket Adjustment Factor reduces the payment at maturity, if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 1.01%, you will lose some or all of your investment in the notes.

•
THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF BASKET — If the Basket Return is negative or is less than approximately 1.01%, at maturity, you will lose some or all of your investment.  In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket.  For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your investment will increase by less than 1%.  In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your investment in the notes, provided that the payment at maturity will not be less than zero.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock

JPMorgan Structured Investments —	TS-3
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility in the closing prices of the Reference Stocks;

•	the time to maturity of the notes;

JPMorgan Structured Investments —	TS-4
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

•	the correlation (or lack of correlation) in price movements among the Reference Stocks;

•	the dividend rates on the Reference Stocks;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•
CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 17 Reference Stocks.  Price movements  and performances in the Reference Stocks may or may not be correlated with each other.  At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline.  Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks.  In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.  There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.  Because the Basket Adjustment Factor always reduces the Payment at Maturity, your return from an investment in the notes may be less than the return from a direct investment in the Reference Stocks.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings, Federal Deposit Insurance Corporation (“FDIC”) filings (in the case of First Republic Bank) or otherwise.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
LIMITED TRADING HISTORY — A significant number of the Reference Stocks commenced trading within the past four years and therefore have limited historical performance: the Class B common stock of Viacom Inc., the Class A common stock of AMC Networks, Inc., the common stock of Splunk Inc., the common stock of Qlik Technologies Inc., the common stock of Trulia, Inc., the common stock of First Republic Bank and the common stock of HomeAway, Inc. See “The Reference Stocks” for more information.  Accordingly, historical information for each of these Reference Stocks is available only since its respective commencement of trading.  The historical information for the Basket as a whole is available only since September 21, 2012.  Past performance should not be considered indicative of future performance.

•
RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE COMMON SHARES OF LIONS GATE ENTERTAINMENT CORP., THE REGISTERED SHARES OF WEATHERFORD INTERNATIONAL LTD. AND THE CLASS A ORDINARY SHARES OF ROWAN COMPANIES PLC. — An investment in the notes, which are linked in part to the common shares of Lions Gate Entertainment Corp. (which we refer to as “Lionsgate”), to the registered shares of Weatherford International Ltd. (which we refer to as “Weatherford”) and to the Class A ordinary shares of Rowan Companies plc (which we refer to as “Rowan”), involves risks associated with the home countries of Lionsgate, Weatherford and Rowan (which are Canada, Switzerland and the United Kingdom, respectively).  Non-U.S. companies, such as those organized in Canada,

JPMorgan Structured Investments —	TS-5
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Switzerland or the United Kingdom, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. company (i.e., Canada, Switzerland or the United Kingdom), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.  Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK WITH RESPECT TO THE REGISTERED SHARES OF WEATHERFORD INTERNATIONAL LTD. — Because the registered shares of Weatherford are quoted and traded in U.S. dollars on the New York Stock Exchange, in Swiss francs on the SIX Stock Exchange and in European Union euros on the NYSE Euronext Paris, fluctuations in the exchange rate between Swiss francs, European Union euros and the U.S. dollar will likely affect the relative value of the registered shares of Weatherford in the different currencies and, as a result, will likely affect the market price of the registered shares of Weatherford trading on the New York Stock Exchange.  These trading differences and currency exchange rates may affect the closing prices of the registered shares of Weatherford and accordingly, the market value of the notes.  The Swiss franc and the European Union euro have been subject to significant fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rates between the Swiss franc, the European Union euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes.  The exchange rates between the Swiss franc, the European Union euro and the U.S. dollar are the result of the supply of, and the demand for, those currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Switzerland, the European Union and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) the balance of payments; and (v) the extent of governmental surpluses or deficits in Switzerland, the European Union and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Switzerland, the European Union and the United States and other countries important to international trade and finance.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

JPMorgan Structured Investments —	TS-6
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The graph of the historical Basket performance is based on the historical performance of the Reference Stocks from September 21, 2012 through April 17, 2014 and assumes the Basket Closing Level on September 21, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.  Except as noted below, the graphs contained in this term sheet set forth the historical performance of the Reference Stocks from January 2, 2009 through April 17, 2014.  The U.S. equity markets were closed on April 18, 2014 in observance of Good Friday.  We obtained the closing prices in this term sheet from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the pricing date or on any Ending Averaging Date.  We cannot give you assurance that the performance of the Basket will result in the return of any of your principal.  We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from September 21, 2012 through April 17, 2014.  The following graph assumes the Basket Closing Level on September 21, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.

JPMorgan Structured Investments —	TS-7
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Viacom Inc. (“Viacom”)

According to its publicly available filings with the SEC, Viacom is a global entertainment content company that creates television programs, motion pictures, short-form video, applications, games, consumer products, social media and other entertainment content.  The Class B common stock of Viacom, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Viacom in the accompanying product supplement no. 4-I.  Viacom’s SEC file number is 001-32686.

Historical Information Regarding the Class B Common Stock of Viacom

The following graph sets forth the historical performance of the Class B common stock of Viacom based on the weekly closing price of one share of the Class B common stock of Viacom from January 2, 2009 through April 17, 2014.  The Class B common stock of Viacom commenced trading on The NASDAQ Stock Market on December 1, 2011.  Prior to December 1, 2011, the Class B common stock of Viacom was traded on the New York Stock Exchange.  The closing price of one share of the Class B common stock of Viacom on April 21, 2014 was $84.30.

AMC Networks Inc. (“AMC”)

According to its publicly available filings with the SEC, AMC owns and operates several cable television brands that deliver content to audiences and a platform to distributors and advertisers.  The Class A common stock of AMC, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of AMC in the accompanying product supplement no. 4-I.  AMC’s SEC file number is 001-35106.

Historical Information Regarding the Class A Common Stock of AMC

The following graph sets forth the historical performance of the Class A common stock of AMC based on the weekly closing price of one share of the Class A common stock of AMC from July 1, 2011 through April 17, 2014.  The Class A common stock of AMC commenced trading on The NASDAQ Stock Market on July 1, 2011 and therefore has a limited performance history.  The closing price of one share of the Class A common stock of AMC on April 21, 2014 was $69.65.

JPMorgan Structured Investments —	TS-8
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Lions Gate Entertainment Corp. (“Lionsgate”)

According to its publicly available filings with the SEC, Lionsgate, a Canadian company, is a global entertainment company with a presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.  The common shares of Lionsgate, no par value, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Lionsgate in the accompanying product supplement no. 4-I.  Lionsgate’s SEC file number is 001-14880.

Historical Information Regarding the Common Shares of Lionsgate

The following graph sets forth the historical performance of the common shares of Lionsgate based on the weekly closing price of one common share of Lionsgate from January 2, 2009 through April 17, 2014.  The closing price of one common share of Lionsgate on April 21, 2014 was $27.25.

Splunk Inc. (“Splunk”)

According to its publicly available filings with the SEC, Splunk provides a software platform that collects and indexes data and enables users to search, correlate, analyze monitor and report on that data in real time.  The common stock of Splunk, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Splunk in the accompanying product supplement no. 4-I.  Splunk’s SEC file number is 001-35498.

Historical Information Regarding the Common Stock of Splunk

The following graph sets forth the historical performance of the common stock of Splunk based on the weekly closing price of one share of the common stock of Splunk from April 19, 2012 through April 17, 2014.  The common stock of Splunk commenced trading on The NASDAQ Stock Market on April 19, 2012 and therefore has a limited performance history.  The closing price of one share of the common stock of Splunk on April 21, 2014 was $64.30.

JPMorgan Structured Investments —	TS-9
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Qlik Technologies Inc. (“Qlik”)

According to its publicly available filings with the SEC, Qlik is a developer of user-driven Business Intelligence software.  The common stock of Qlik, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Qlik in the accompanying product supplement no. 4-I.  Qlik’s SEC file number is 001-34803.

Historical Information Regarding the Common Stock of Qlik

The following graph sets forth the historical performance of the common stock of Qlik based on the weekly closing price of one share of the common stock of Qlik from July 16, 2010 through April 17, 2014.  The common stock of Qlik commenced trading on The NASDAQ Stock Market on July 16, 2010 and therefore has a limited performance history.  The closing price of one share of the common stock of Qlik on April 21, 2014 was $25.53.

Trulia, Inc. (“Trulia”)

According to its publicly available filings with the SEC, Trulia provides an online marketplace and mobile applications that help consumers to research homes and neighborhoods and to help real estate professionals to market themselves and their listings.  The common stock of Trulia, par value $0.00001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Trulia in the accompanying product supplement no. 4-I.  Trulia’s SEC file number is 001-35650.

Historical Information Regarding the Common Stock of Trulia

The following graph sets forth the historical performance of the common stock of Trulia based on the weekly closing price of one share of the common stock of Trulia from September 21, 2012 through April 17, 2014.  The common stock of Trulia commenced trading on the New York Stock Exchange on September 20, 2012 and therefore has a limited performance history.  The closing price of one share of the common stock of Trulia on April 21, 2014 was $34.22.

JPMorgan Structured Investments —	TS-10
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Rackspace Hosting, Inc. (“Rackspace”)

According to its publicly available filings with the SEC, Rackspace provides cloud computing services by delivering solutions in computing, storage and applications as a service over the Internet, managing web-based IT systems for businesses of all sizes.  The common stock of Rackspace, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Rackspace in the accompanying product supplement no. 4-I.  Rackspace’s SEC file number is 001-34143.

Historical Information Regarding the Common Stock of Rackspace

The following graph sets forth the historical performance of the common stock of Rackspace based on the weekly closing price of one share of the common stock of Rackspace from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Rackspace on April 21, 2014 was $31.32.

Bed Bath & Beyond Inc. (“Bed Bath & Beyond”)

According to its publicly available filings with the SEC, Bed Bath & Beyond operates a chain of retail stores that sells an assortment of domestics merchandise and home furnishings.  The common stock of Bed Bath & Beyond, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Bed Bath & Beyond in the accompanying product supplement no. 4-I.  Bed Bath & Beyond’s SEC file number is 000-20214.

Historical Information Regarding the Common Stock of Bed Bath & Beyond

The following graph sets forth the historical performance of the common stock of Bed Bath & Beyond based on the weekly closing price of one share of the common stock of Bed Bath & Beyond from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Bed Bath & Beyond on April 21, 2014 was $63.68.

JPMorgan Structured Investments —	TS-11
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Mylan Inc. (“Mylan”)

According to its publicly available filings with the SEC, Mylan is a global pharmaceutical company that develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals.  The common stock of Mylan, par value $0.50 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Mylan in the accompanying product supplement no. 4-I.  Mylan’s SEC file number is 001-09114.

Historical Information Regarding the Common Stock of Mylan

The following graph sets forth the historical performance of the common stock of Mylan based on the weekly closing price of one share of the common stock of Mylan from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Mylan on April 21, 2014 was $48.32.

Insulet Corporation (“Insulet”)

According to its publicly available filings with the SEC, Insulet is primarily engaged in the development, manufacturing and sale of a proprietary insulin infusion system for people with insulin-dependent diabetes.  The common stock of Insulet, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Insulet in the accompanying product supplement no. 4-I.  Insulet’s SEC file number is 001-33462.

Historical Information Regarding the Common Stock of Insulet

The following graph sets forth the historical performance of the common stock of Insulet based on the weekly closing price of one share of the common stock of Insulet from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Insulet on April 21, 2014 was $43.06.

JPMorgan Structured Investments —	TS-12
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

BioMarin Pharmaceutical Inc. (“BioMarin”)

According to its publicly available filings with the SEC, BioMarin develops and commercializes pharmaceuticals for serious diseases and medical conditions.  The common stock of BioMarin, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of BioMarin in the accompanying product supplement no. 4-I.  BioMarin’s SEC file number is 000-26727.

Historical Information Regarding the Common Stock of BioMarin

The following graph sets forth the historical performance of the common stock of BioMarin based on the weekly closing price of one share of the common stock of BioMarin from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of BioMarin on April 21, 2014 was $61.34.

First Republic Bank (“First Republic”)

According to its publicly available filings with the FDIC, First Republic is a commercial bank and trust company, specializing in providing personalized, relationship-based Preferred Banking, preferred business banking, real estate lending, trust and wealth management services to clients in selected metropolitan areas throughout the United States.  The common stock of First Republic, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of First Republic in the accompanying product supplement no. 4-I.  First Republic is required to periodically file certain financial and other information specified by the FDIC.  Information provided to or filed with the FDIC by First Republic pursuant to the Exchange Act can be located by reference to the FDIC certificate number 59017 and can be accessed through ww2.fdic.gov/efr/.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Common Stock of First Republic

The following graph sets forth the historical performance of the common stock of First Republic based on the weekly closing price of one share of the common stock of First Republic from December 10, 2010 through April 17, 2014.  The common stock of First Republic commenced trading on December 8, 2010 and therefore has a limited performance history.  The closing price of one share of the common stock of First Republic on April 21, 2014 was $51.90.

JPMorgan Structured Investments —	TS-13
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Tenneco Inc. (“Tenneco”)

According to its publicly available filings with the SEC, Tenneco is a producer of clean air and ride performance products and systems for light vehicle, commercial truck, off-highway and other vehicle applications.  The common stock of Tenneco, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Tenneco in the accompanying product supplement no. 4-I.  Tenneco’s SEC file number is 001-12387.

Historical Information Regarding the Common Stock of Tenneco

The following graph sets forth the historical performance of the common stock of Tenneco based on the weekly closing price of one share of the common stock of Tenneco from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Tenneco on April 21, 2014 was $60.17.

Weatherford International Ltd. (“Weatherford”)

According to its publicly available filings with the SEC, Weatherford, a Swiss company, is a provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells.  The registered shares of Weatherford, par value 1.16 Swiss francs per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Weatherford in the accompanying product supplement no. 4-I.  Weatherford’s SEC file number is 001-34258.

Historical Information Regarding the Registered Shares of Weatherford

The following graph sets forth the historical performance of the registered shares of Weatherford based on the weekly closing price of one registered share of Weatherford from January 2, 2009 through April 17, 2014.  The closing price of one registered share of Weatherford on April 21, 2014 was $18.25.

JPMorgan Structured Investments —	TS-14
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Rowan Companies plc (“Rowan”)

According to its publicly available filings with the SEC, Rowan, an England and Wales company, is a global provider of offshore oil and gas contract drilling services.  The Class A ordinary shares of Rowan, par value $0.125 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Rowan in the accompanying product supplement no. 4-I.  Rowan’s SEC file number is 001-05491.

Historical Information Regarding the Class A Ordinary Shares of Rowan

The following graph sets forth the historical performance of the Class A ordinary shares of Rowan based on the weekly closing price of one Class A ordinary share of Rowan from January 2, 2009 through April 17, 2014.  The closing price of one Class A ordinary share of Rowan on April 21, 2014 was $30.66.

HomeAway, Inc. (“HomeAway”)

According to its publicly available filings with the SEC, HomeAway operates an online marketplace for the vacation rental industry.  The common stock of HomeAway, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of HomeAway in the accompanying product supplement no. 4-I.  HomeAway’s SEC file number is 001-35215.

Historical Information Regarding the Common Stock of HomeAway

The following graph sets forth the historical performance of the common stock of HomeAway based on the weekly closing price of one share of the common stock of HomeAway from July 1, 2011 through April 17, 2014.  The common stock of HomeAway commenced trading on The NASDAQ Stock Market on June 29, 2011 and therefore has a limited performance history.  The closing price of one share of the common stock of HomeAway on April 21, 2014 was $35.74.

JPMorgan Structured Investments —	TS-15
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

Endo Health Solutions Inc. (“Endo”)

According to its publicly available filings with the SEC, Endo is a specialty healthcare company focused on branded and generic pharmaceuticals and devices.  The common stock of Endo, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Endo in the accompanying product supplement no. 4-I.  Endo’s SEC file number is 001-15989.

Historical Information Regarding the Common Stock of Endo

The following graph sets forth the historical performance of the common stock of Endo based on the weekly closing price of one share of the common stock of Endo from January 2, 2009 through April 17, 2014.  The closing price of one share of the common stock of Endo on April 12, 2014 was $59.86.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See

JPMorgan Structured Investments —	TS-16
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks

“Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-17
Return Notes Linked to an Equally Weighted Basket of 17 Reference Stocks